BioSpecifics Technologies Corp. Announces Top-line Data from
Phase 2 Trial of CCH for Canine Lipoma

- Did not meet primary endpoint as measured by
CT scan but trial demonstrated statistically significant reduction in lipoma surface area in responder analysis as determined by caliper-

LYNBROOK, NY – December 23, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in the EU, today announced top-line data from Chien-804, the placebo-controlled, double-blind, randomized Phase 2 trial evaluating the efficacy of collagenase clostridium histolyticum (CCH) in canines with benign subcutaneous lipomas. Lipomas are encapsulated deposits of fat often detected as bulges under the skin and affect an estimated 1.7 million dogs in the U.S. The trial did not meet its primary endpoint of a statistically significant post-treatment difference in the mean percent change in lipoma volume by CT scan; however, in the responder analysis there was a statistically significant reduction in lipoma surface area among dogs treated with CCH (p=0.0084).

“We are disappointed that the study did not meet its primary endpoint but are pleased that we achieved statistical significance in a responder analysis of those dogs who had a 50% decrease in lipoma surface area as measured by caliper, which is a standard method for measuring a subcutaneous lipoma,” commented Thomas L. Wegman, President of BioSpecifics. “We are also encouraged to see a high satisfaction rating from the owners of pets who received CCH and hope to be able to offer them this minimally-invasive treatment.”

Chien-804 enrolled 37 dogs in a single injection study randomized 1:1 CCH to placebo with lipoma volume being measured by CT scan and lipoma surface area being measured by caliper at baseline, one month and 90 days. The data at 90 days show a post-treatment difference in the mean percent change in lipoma volume by CT scan between the CCH and placebo-treated groups of -11.58% (p=0.52), which was not statistically significant. The percent change at 90 days in mean visible surface area measured by caliper showed a difference of -24.18% (p=0.09), which approached statistical significance. Among those dogs whose lipomas decreased by 50%, the results achieved statistical significance and showed that the visible surface area as measured by caliper decreased by 50% or more in 47.4% of CCH-treated dogs (9 out of 19) versus 5.9% of placebo-treated dogs (1 out of 17), with a p-value of 0.0084. A questionnaire administered to pet owners, while blinded to the study, showed 84.2% satisfaction with the results of CCH treatment versus 33.4% satisfaction with the placebo results (p=0.005).

There were no drug-related serious adverse events reported during the trial. The most frequent treatment-related adverse events were local injection site reactions including bruising, injection site swelling, injection site pain and injection site edema. These adverse events are consistent with those seen previously in clinical experience in humans.

“We believe that this minimally-invasive approach of CCH for the treatment of canine lipomas has the potential to be a very important development in veterinary medicine,” said Dr. Sarit Dhupa, Director of Surgery at California Veterinary Specialists and Lead Investigator on the Chien-804 trial. “At present, the standard of care therapy available to treat canine lipomas is invasive surgery. This clearly can result in higher morbidity, a greater risk of mortality particularly to older pets and puts a greater financial burden on pet owners. A minimally-invasive option would revolutionize the way we treat this disease.”

BioSpecifics’ strategic partner Auxilium Pharmaceuticals, Inc. (Auxilium) has the option to exclusively license development and marketing rights to the canine lipoma indication, which would trigger an opt-in payment and potential future milestone and royalty payments from Auxilium. BioSpecifics expects to submit a final study report to Auxilium in the first quarter of 2014, which will trigger the 120 day opt-in period. If Auxilium does not opt-in, then the rights will revert back to BioSpecifics.

BioSpecifics plans to report top-line results from the Phase 2 human lipoma trial in January 2014.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium is partnered with Actelion Pharmaceuticals Ltd. for the marketing of XIAFLEX in Canada and Australia, and Swedish Orphan Biovitrium AB for the marketing of XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries for the treatment of Dupuytren's contracture, and Peyronie’s disease pending applicable regulatory approvals. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." The forward-looking statements include statements concerning, among other things, the timing of the submission of the final study report on canine lipomas to Auxilium; whether Auxilium will exercise its opt-in rights for canine lipoma or whether the rights to canine lipoma will revert to BioSpecifics; whether CCH for the treatment of canine lipoma will be approved by the FDA and, if approved, whether it will be an effective or successful treatment option for canine lipoma as compared with surgery; and the timing of the release by BioSpecifics of top-line results with respect to the Phase 2 human lipoma trial; In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics' assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com